EXHIBIT 99.1

News Release

Contact: Investor Relations
Phone: (713) 324-4755
Email: xjtinvestor@expressjet.com

EXPRESSJET ANNOUNCES ADDITION OF CONVERTIBLE NOTES TO SECURITIES REPURCHASE PROGRAM

            HOUSTON, Feb. 10, 2006 – ExpressJet Holdings (NYSE: XJT) today announced that its Board of Directors has authorized the inclusion of the company’s 4.25% convertible notes due 2023 in its previously announced $30 million securities repurchase program, which includes the company’s common stock.  Since it announced the program in July 2005, the company has repurchased $5.6 million of common stock.

            The company expects any purchases of the notes or the stock to be made from time to time in the open market or in privately negotiated transactions.  The timing of any repurchases under the program will depend on a variety of factors, including market conditions, and may be suspended or discontinued at any time.  Commonstock acquired through the repurchase program will be available for general corporate purposes, and convertible notes repurchased under the program will be cancelled.

            ExpressJet Holdings has strategic investments in the air transportation sector, including ExpressJet Airlines, Inc. and ExpressJet Services, LLC.  ExpressJet Airlines operates a fleet of Embraer regional jets as Continental Express to 152 destinations in the United States, Canada, Mexico, Central America and the Caribbean, and provides third-party training through its Training Services division.  ExpressJet Services, LLC provides third-party repair services.  The company is the sole stockholder of these subsidiaries and also invests in other entities that permit it to leverage the management experience, efficiencies and economies of scale present in its subsidiaries.  For more information, visit expressjet.com.

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